Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2009, on the financial statements of American Real Estate Assets, Inc. for the period ended January 31, 2009 and for the period from October 14, 2008 (inception) to January 31, 2009, included herein on the registration statement of American Real Estate Assets, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
May 11, 2009

551 NW 77th Street. Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermanecom • info@bermancpas,corn
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants